At Home Group Inc. Announces Fourth Quarter Fiscal 2021 Financial Results

●	Delivers Q4 net sales increase of 41.3% to $562.0 million and comparable store sales increase of 30.8%
●	Achieves record Q4 net income of $72.7 million and EPS of $1.08
●	Drives Q4 Adjusted EBITDA[1] increase of 94.4% to $119.6 million
●	Delivers Fiscal 2021 net sales increase of 27.3% to $1.737 billion and comparable store sales increase of 19.4%
●	Lowers long-term debt to $314.3 million and improves leverage ratio[1] to 0.5x from 3.2x last year

Plano, Texas, March 23, 2021 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the fourth quarter and fiscal year ended January 30, 2021, both of which contained one additional week (“53rd week”).

Lee Bird, Chairman and Chief Executive Officer, stated, “The fourth quarter was a very strong finish to a transformational year for At Home. We delivered comps of nearly 31% for the quarter, leading to record-setting full year comps above 19% and free cash flow improvement of more than $400 million. We achieved these results despite unprecedented challenges during the year, including mandated store closures and inventory constraints, a clear testament to our compelling value proposition, competitive positioning and incredibly dedicated team members. Our unmatched breadth and depth of assortment at everyday low prices, low-cost structure and omnichannel focus remain key differentiators for us.”

Mr. Bird continued, “As we look forward, we have never been more confident in our ability to capture the large opportunity ahead. We are in the early innings of many exciting initiatives, and we remain focused on delivering strong and consistent results. We are prioritizing our efforts in three key areas: new customer retention and growth, optimizing our inventory position, and the enhanced execution of our At Home 2.0 strategy. With the resumption of new store openings, we have reignited a key growth engine on our long-term journey to 600+ stores. We believe the tailwinds of strong home sales, nesting and de-urbanization are likely to continue over the foreseeable future, and we are excited to be a key player taking share in a large and growing industry.”

For the Fourteen Weeks Ended January 30, 2021

●	The Company opened no new stores in the fourth quarter of fiscal 2021 and ended the quarter with 219 stores in 40 states. The Company opened a net seven stores since the fourth quarter of fiscal 2020, representing a 3.3% increase.
●	Net sales increased 41.3% to $562.0 million from $397.7 million in the fourth quarter of fiscal 2020 primarily due to comparable store sales growth and the favorable impact of the 53rd week. Excluding the impact of the 53rd week, fourth quarter fiscal 2021 net sales increased 33.4%. Comparable store sales increased 30.8% driven by strong demand and the continued rollout of our strategic initiatives.
●	Net sales in the 53rd week of fiscal 2021 were $31.4 million. The Company estimates that the 53rd week contributed $15.9 million to gross profit, $11.6 million to operating income and Adjusted EBITDA[1], and $0.14 of EPS to the fourth quarter and fiscal year 2021.
●	Gross profit increased 91.5% to $218.4 million from $114.1 million in the fourth quarter of fiscal 2020. Gross margin increased 1,020 basis points to 38.9% from 28.7% in the prior year period primarily driven by product margin expansion, leverage on our occupancy costs and depreciation expense as a result of increased sales, and lower freight expenses incurred when stores were closed at the onset of the COVID-19 pandemic.
●	Selling, general and administrative expenses (“SG&A”) increased 56.9% to $115.9 million from $73.8 million in the prior year period. As a percentage of net sales, SG&A increased 200 basis points to 20.6% from 18.6%, primarily due to increased incentive compensation and advertising expenses year over year, partially offset by operating leverage on higher sales.
●	Operating income was $100.3 million compared to a $209.1 million operating loss in the fourth quarter of fiscal 2020, which included a non-cash goodwill impairment charge of $250.0 million. Adjusted operating income[1] increased to $100.3 million from $38.2 million in the prior year period. Adjusted operating margin[1] increased 830 basis points to 17.9% from 9.6% driven by the gross margin and SG&A factors described above, including an estimated 120 basis point favorable impact from the 53rd week.

●	Interest expense increased to $7.6 million from $7.3 million in the fourth quarter of fiscal 2020, primarily due to the interest incurred on our long-term debt, including our 8.750% Senior Secured Notes due 2025 (the “2025 Notes”), partially offset by the repayment of our term loan and significantly lower borrowings under our revolving credit facility (the “ABL Facility”).
●	Income tax expense was $20.0 million, and the effective tax rate was 21.6%. In the fourth quarter of fiscal 2020, income tax expense was $7.6 million, and the effective tax rate was (3.5)%.
●	Net income was $72.7 million compared to a $224.1 million net loss in the fourth quarter of fiscal 2020. Adjusted Net Income[1] was $72.6 million compared to $23.9 million in the prior year period.
●	EPS was $1.08 compared to $(3.50) in the fourth quarter of fiscal 2020. Pro forma adjusted EPS[1] was $1.08 compared to $0.37 in the prior year period.
●	Adjusted EBITDA[1] increased 94.4% to $119.6 million compared to $61.5 million in the fourth quarter of fiscal 2020.

For the Fiscal Year Ended January 30, 2021

●	Net sales increased 27.3% to $1,737.1 million from $1,365.0 million in fiscal 2020, primarily driven by comparable store sales growth and the net increase in open stores. Excluding the impact of the 53rd week in fiscal 2021, net sales increased 25.0%. Comparable store sales increased 19.4% driven by strong demand and the continued rollout of our strategic initiatives, partially offset by lost sales due to mandated store closures related to COVID-19 during the first half of fiscal 2021.
●	Gross profit increased 55.1% to $601.6 million from $388.0 million in fiscal 2020. Gross margin increased 620 basis points to 34.6% from 28.4% in fiscal 2020 primarily due to leverage on our occupancy costs and depreciation expense as a result of increased sales, product margin expansion and lower freight expenses and distribution center costs incurred when stores were closed at the onset of the COVID-19 pandemic.
●	SG&A increased 15.2% to $348.2 million compared to $302.3 million in fiscal 2020. Adjusted SG&A1 increased 15.5% to $346.8 million from $300.1 million. As a percentage of net sales, SG&A decreased 210 basis points and adjusted SG&A1 decreased 200 basis points to 20.0% primarily due to lower preopening expenses, reduced spending during the onset of the COVID-19 pandemic and operating leverage, partially offset by increased incentive compensation expense.
●	Operating loss improved to $75.2 million from $159.5 million in fiscal 2020. Operating losses in both years were primarily driven by non-cash goodwill impairment charges of $319.7 million and $250.0 million recognized in fiscal 2021 and 2020, respectively. Adjusted operating income[1] increased to $246.1 million from $80.2 million in fiscal 2020. Adjusted operating margin[1] increased 830 basis points to 14.2% from 5.9% driven by the gross margin and adjusted SG&A1 factors described above, including an estimated 50 basis point favorable impact from the 53rd week.
●	Interest expense decreased 10.4% to $28.5 million from $31.8 million in fiscal 2020 due to reduced average borrowings under our ABL Facility and the repayment of our term loan in full, partially offset by interest incurred on our long-term debt, including our 2025 Notes.
●	Income tax expense was $42.8 million compared to $23.2 million in fiscal 2020. The effective tax rate was (40.1)% compared to (12.1)% in fiscal 2020. The fiscal 2021 effective tax rate differed from the statutory rate primarily due to the tax impact of the non-cash goodwill impairment charge and net operating loss carryback provisions under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act).
●	Net loss improved to $149.7 million from $214.4 million in fiscal 2020. Adjusted Net Income[1] was $173.6 million compared to $36.9 million in fiscal 2020.
●	EPS was $(2.32) compared to $(3.35) in fiscal 2020. Pro forma adjusted EPS[1] was $2.68 compared to $0.57 in fiscal 2020.
●	Adjusted EBITDA[1] increased 104.4% to $358.4 million from $175.3 million in fiscal 2020.

Balance Sheet Highlights as of January 30, 2021

●	The Company had $125.8 million of cash and no borrowings outstanding under the ABL Facility compared to $12.1 million of cash and $235.7 million of borrowings as of January 25, 2020. Borrowing availability under the ABL Facility was $312.6 million, inclusive of $35 million of minimum required availability, compared to $150.7 million as of January 25, 2020.
●	Net inventories decreased 12.8% to $364.5 million from $417.8 million as of January 25, 2020, primarily due to strong demand for our products and reduced inventory purchases during the time our stores were temporarily closed earlier this year related to COVID-19.
●	Long-term debt decreased to $314.3 million from $334.3 million as of January 25, 2020.

(1)	Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below. Refer to “Terminology” section for the Company’s non-GAAP definitions.

Outlook & Key Assumptions

Given the unprecedented and continued uncertainty related to COVID-19, the Company is not providing formal guidance at this time.

Conference Call Details

A conference call to discuss the fourth quarter fiscal 2021 financial results is scheduled for today, March 23, 2021, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-0789 (international callers please dial 1-201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call along with related materials will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.athome.com for 90 days.

Terminology

We define certain terms used in this release as follows:

“Adjusted EBITDA” means net income (loss) before net interest expense, income tax provision and depreciation and amortization, adjusted for the impact of certain other items as defined in our debt agreements, including certain legal settlements and consulting and other professional fees, stock-based compensation expense, impairment charges, loss on extinguishment of debt, (gain) loss on sale-leaseback, non-cash rent and other adjustments.

“Adjusted Net Income” means net income (loss), adjusted for impairment charges, (gain) loss on sale-leaseback, loss on extinguishment of debt, payroll tax expenses and the income tax associated with initial public offering non-cash stock-based compensation expense (the “IPO Grant”), costs associated with the restructuring of our merchandising department, the deferred tax expense related to the cancellation of the one-time CEO grant and other adjustments.

“Adjusted operating income” means operating income (loss), adjusted for impairment charges, (gain) loss on sale-leaseback, payroll tax expenses associated with IPO Grant stock option exercises, costs associated with the restructuring of our merchandising department and other adjustments.

“Adjusted operating margin” means adjusted operating income divided by net sales.

“Adjusted SG&A” means selling, general and administrative expenses adjusted for certain expenses, including payroll tax expenses associated with IPO Grant stock option exercises, costs associated with the restructuring of our merchandising department and other adjustments.

“Comparable store sales” means, for any reporting period, the change in period-over-period net sales for the comparable store base. A store is included in the comparable store sales calculation on the first day of the sixteenth full fiscal month following the store's opening, which is when we believe comparability is achieved.  When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. Sales resulting from our omnichannel initiatives occur at the store level and are included in the calculation of comparable store sales. Comparable store sales for the fourth quarter and fiscal year 2021 are reported on a 13- and 52-week basis, respectively.

“EPS” means diluted earnings per share.

“Free cash flow” means net cash provided by operating activities, less net cash used in investing activities.

“GAAP” means accounting principles generally accepted in the United States.

“Leverage ratio” means Net Debt divided by Adjusted EBITDA for the trailing twelve months.

“Net Debt” includes long-term debt, borrowing under the ABL revolving credit facility, and current portion of long-term debt and financing obligations, less unamortized deferred debt issuance cost and cash and cash equivalents. Net Debt excludes operating lease liabilities recognized in accordance with ASC 842 Leases.

“Pro forma Adjusted EPS” means Adjusted Net Income divided by pro forma diluted weighted average shares outstanding.

“Pro forma diluted weighted average shares outstanding” means diluted share count on a pro forma basis.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses that we do not consider in our evaluation of the ongoing operating performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to and within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assume", "believe", "continue", "could", "estimate", "expect", "intend", “look ahead”, "look forward", "may", "might", "on track", "outlook", "plan", "potential", "predict", "reaffirm", "seek", "should", "trend", “will”, or “vision” or the negative thereof or comparable terminology regarding future events or conditions. In particular, forward-looking statements in this release include, without limitation, statements about our financial and operating performance, cash flows, liquidity, financial condition, inventory, the markets in which we operate, expected new store openings, our real estate strategy, the impact of the COVID-19 pandemic, growth targets, potential growth opportunities, market share, competition, the impact of expected stock option exercises and future capital expenditures, estimates of expenses we may incur in connection with equity incentive awards to management, customer and macroeconomic trends, and other statements regarding our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance.

Such forward-looking statements are based on our current beliefs and expectations, which we believe are reasonable. However, forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the ongoing global COVID-19 pandemic and related challenges, risks and uncertainties, including historical and potential future measures taken by governmental and regulatory authorities (such as requiring store closures), which have significantly disrupted our business, employees, customers and global supply chain, and for a period of time, adversely impacted our financial condition (including resulting in goodwill impairment) and financial performance, and which disruption and adverse impacts may continue in the future; the recent and ongoing direct and indirect adverse impacts of the global COVID-19 pandemic to the global economy and retail industry; the eventual timing and duration of economic stabilization and recovery from the COVID-19 pandemic, which depends largely on future developments; general economic conditions in the Unites States and globally, including consumer confidence and spending, and any changes to current favorable macroeconomic trends of strong home sales, nesting and de-urbanization (which were enhanced and accelerated due to COVID-19, and may not continue upon a successful vaccine rollout in significant numbers that impacts consumer behavior); our indebtedness and our ability to increase future leverage, as well as limitations on future sources of liquidity, including debt covenant compliance; our ability to implement our growth strategy of opening new stores, which was suspended for fiscal 2021 (with the exception of stores that were at or near completion) and will be limited in the near term; our ability to effectively obtain, manage and allocate inventory, and satisfy changing consumer preferences; increasing freight and transportation costs (including the adverse effects of international equipment shortages and shipping delays) and increasing commodity prices; reliance on third-party vendors for a significant portion of our merchandise, including supply chain disruption matters and international trade regulations (including tariffs) that have, and may continue to, adversely impact many international vendors; the loss or disruption to operating our distribution network; significant competition in the fragmented home décor industry, including increasing e-commerce; the implementation and execution of our At Home 2.0 and omnichannel strategies and related investments; natural disasters and other adverse impacts on regions in the United States where we have significant operations; our success in obtaining favorable lease terms and of our sale-leaseback strategy; our reliance on the continuing growth and utility of our loyalty program; our ability to attract, develop and retain employee talent and to manage labor costs; the disproportionate impact of our seasonal sales activity to our overall results; risks related to the loss or disruption of our information systems and data and our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; our ability to comply with privacy and other laws and regulations, including those associated with entering new markets; and the significant volatility of the trading price of our common stock.

Additional information about these and other factors that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements may be found in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 25, 2020, those factors that will be described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, and subsequent reports we file with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof or the date otherwise specified herein. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 225 stores in 40 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 30, 2021	January 25, 2020
Assets
Current assets:
Cash and cash equivalents	$125,842	$12,082
Inventories, net	364,473	417,763
Prepaid expenses	13,456	10,693
Income taxes receivable	22,223	1,672
Other current assets	11,619	5,962
Total current assets	537,613	448,172
Operating lease right-of-use assets	1,289,991	1,176,920
Property and equipment, net	688,295	714,188
Goodwill	—	319,732
Trade name	1,458	1,458
Debt issuance costs, net	5,264	1,218
Restricted cash	35	3
Noncurrent deferred tax asset	—	16,815
Other assets	2,257	1,041
Total assets	$2,524,913	$2,679,547
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$130,327	$119,191
Accrued and other current liabilities	184,850	112,804
Revolving line of credit	—	235,670
Current portion of operating lease liabilities	78,634	65,188
Current portion of long-term debt	4,563	4,862
Total current liabilities	398,374	537,715
Operating lease liabilities	1,315,625	1,195,564
Long-term debt	314,300	334,251
Deferred income taxes	9,716	—
Other long-term liabilities	2,738	3,406
Total liabilities	2,040,753	2,070,936
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 65,342,489 and 64,106,061 shares issued and outstanding, respectively	653	641
Additional paid-in capital	682,304	657,038
Accumulated deficit	(198,797)	(49,068)
Total shareholders' equity	484,160	608,611
Total liabilities and shareholders' equity	$2,524,913	$2,679,547

AT HOME GROUP INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fiscal Year Ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020

Net sales	$561,987	$397,716	$1,737,063	$1,365,035
Cost of sales	343,559	283,625	1,135,450	977,083
Gross profit	218,428	114,091	601,613	387,952

Operating expenses
Selling, general and administrative expenses	115,900	73,846	348,203	302,300
Impairment charges	—	250,000	319,732	255,230
Depreciation and amortization	2,245	2,046	8,775	7,626
Total operating expenses	118,145	325,892	676,710	565,156
Gain (loss) on sale-leaseback	—	2,652	(115)	17,742

Operating income (loss)	100,283	(209,149)	(75,212)	(159,462)
Interest expense, net	7,561	7,301	28,493	31,801
Loss on extinguishment of debt	—	—	3,179	—
Income (loss) before income taxes	92,722	(216,450)	(106,884)	(191,263)
Income tax provision	20,009	7,603	42,845	23,172
Net income (loss)	$72,713	$(224,053)	$(149,729)	$(214,435)

Earnings per share:
Net income (loss) per common share:
Basic	$1.12	$(3.50)	$(2.32)	$(3.35)
Diluted	$1.08	$(3.50)	$(2.32)	$(3.35)
Weighted average shares outstanding:
Basic	64,850,932	64,105,628	64,426,355	63,975,633
Diluted	67,293,430	64,105,628	64,426,355	63,975,633

AT HOME GROUP INC.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	January 30, 2021	January 25, 2020
Operating Activities
Net loss	$(149,729)	$(214,435)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	71,441	69,418
Non-cash lease expense	79,435	68,009
Impairment charges	319,732	255,230
Loss on extinguishment of debt	3,179	-
Non-cash interest expense	4,004	2,251
Loss (gain) on sale-leaseback	115	(17,742)
Deferred income taxes	26,531	3,247
Stock-based compensation	12,155	7,423
Other non-cash losses, net	2,059	1,398
Changes in operating assets and liabilities:
Inventories	53,290	(35,740)
Prepaid expenses and other current assets	(29,396)	(1,619)
Other assets	(1,216)	(96)
Accounts payable	18,166	4,149
Accrued liabilities	71,970	3,356
Operating lease liabilities	(59,000)	(39,252)
Net cash provided by operating activities	422,736	105,597
Investing Activities
Purchase of property and equipment	(72,286)	(246,758)
Net proceeds from sale of property and equipment	32,545	123,294
Net cash used in investing activities	(39,741)	(123,464)
Financing Activities
Payments under lines of credit	(465,370)	(876,510)
Proceeds from lines of credit	229,700	891,170
Payment of Term Loan	(335,982)	(3,518)
Payment of debt issuance costs	(18,255)	(160)
Payments on long-term debt	(3,083)	(439)
Proceeds from issuance of long-term debt	310,664	-
Proceeds from stock, including tax	13,123	5,943
Net cash (used in) provided by financing activities	(269,203)	16,486
Increase (decrease) in cash, cash equivalents and restricted cash	113,792	(1,381)
Cash, cash equivalents and restricted cash, beginning of period	12,085	13,466
Cash, cash equivalents and restricted cash, end of period	$125,877	$12,085

Supplemental Cash Flow Information
Cash paid for interest	$18,712	$29,964
Cash paid for income taxes	$37,171	$29,246
Supplemental Information for Non-cash Investing and Financing Activities
Decrease in current liabilities of property and equipment	$(7,195)	$(10,415)
Property and equipment acquired under finance lease	$15,177	$-

Non-GAAP Measures

Certain financial measures presented in this release, such as free cash flow, leverage ratio, Net Debt, Adjusted EBITDA, adjusted SG&A, adjusted operating income, adjusted operating margin, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA (collectively, “non-GAAP financial measures”), are not presented in accordance with GAAP.

These non-GAAP financial measures are used by our management and our board of directors to assess our financial performance. We present free cash flow, leverage ratio and Net Debt because we believe that investors find these metrics useful in evaluating our overall liquidity. Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. In addition to covenant compliance, we use Adjusted EBITDA to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We use Store-level Adjusted EBITDA as a supplemental measure to evaluate the performance and profitability of each of our stores, individually and in the aggregate, especially given the level of investments we have made in our home office and infrastructure over the past eight years to support future growth. We also believe that Store-level Adjusted EBITDA is a useful measure in evaluating our operating performance because it removes the impact of general and administrative expenses, which are not incurred at the store level, and the costs of opening new stores, which are non-recurring at the store level, and thereby enables the comparability of the operating performance of our stores during the period. We use Store-level Adjusted EBITDA information to benchmark our performance versus competitors. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability of performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We present adjusted SG&A, adjusted operating income, adjusted operating margin, Adjusted Net Income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

You are encouraged to evaluate these non-GAAP financial measures and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in our presentation of non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except margin, share, per share and ratio data)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA, Store-level Adjusted EBITDA, Net Debt and leverage ratio to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses to adjusted SG&A

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fiscal Year Ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020

Selling, general and administrative expenses, as reported	$115,900	$73,846	$348,203	$302,300
Adjustments:
Payroll tax expense related to IPO Grant stock option exercises(a)	(53)	—	(70)	(46)
Merchandising department restructuring(b)	—	—	—	(870)
Other(c)	—	—	(1,375)	(1,258)
Adjusted selling, general and administrative expenses	$115,847	$73,846	$346,758	$300,126

Reconciliation of operating income (loss) to adjusted operating income

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fiscal Year Ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020

Operating income (loss), as reported	$100,283	$(209,149)	$(75,212)	$(159,462)
Adjustments:
Impairment charges(d)	—	250,000	319,732	255,230
(Gain) loss on sale-leaseback	—	(2,652)	115	(17,742)
Payroll tax expense related to IPO Grant stock option exercises(a)	53	—	70	46
Merchandising department restructuring(b)	—	—	—	870
Other(c)	—	—	1,375	1,258
Adjusted operating income	$100,336	$38,199	$246,080	$80,200
Adjusted operating margin	17.9%	9.6%	14.2%	5.9%

Reconciliation of diluted weighted average shares outstanding to pro forma diluted weighted average shares outstanding

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fiscal Year Ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020

Diluted weighted average shares outstanding	67,293,430	64,105,628	64,426,355	63,975,633
Dilutive effect of stock options and other awards(e)	—	17,189	436,569	601,672
Pro forma diluted weighted average shares outstanding	67,293,430	64,122,817	64,862,924	64,577,305

Reconciliation of net income (loss) to Adjusted Net Income and pro forma adjusted EPS

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fiscal Year Ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020

Net income (loss), as reported	$72,713	$(224,053)	$(149,729)	$(214,435)
Adjustments:
Impairment charges(d)	—	250,000	319,732	255,230
(Gain) loss on sale-leaseback	—	(2,652)	115	(17,742)
Loss on extinguishment of debt	—	—	3,179	—
Payroll tax expense related to IPO Grant stock option exercises(a)	53	—	70	46
Merchandising department restructuring(b)	—	—	—	870
Other(c)	—	—	1,375	1,258
Tax impact of adjustments to net income (loss)(f)	(27)	590	(1,110)	2,383
Tax impact related to the cancellation of the one-time CEO grant(g)	—	32	—	9,338
Tax benefit related to IPO Grant stock option exercises(h)	(115)	—	(67)	(13)
Adjusted Net Income	72,624	23,917	173,565	36,935
Pro forma diluted weighted average shares outstanding	67,293,430	64,122,817	64,862,924	64,577,305
Pro forma adjusted EPS	$1.08	$0.37	$2.68	$0.57

(a)	Payroll tax expense related to stock option exercises associated with a special one-time initial public offering bonus grant to certain members of senior management (the “IPO grant”), which we do not consider in our evaluation of our ongoing performance.
(b)	Includes certain employee related costs incurred as part of restructuring our merchandising department.
(c)	Other adjustments include amounts our management believes are not representative of our ongoing operations. In fiscal year 2021, costs related primarily to the write-off of certain site selection costs that occurred as a result of the COVID-19 pandemic.
(d)	For fiscal year 2021, represents a non-cash impairment charge of $319.7 million related to full impairment of goodwill. For fiscal year 2020, represents non-cash impairment charges of $250.0 million related to impairment of goodwill and $5.2 million in connection with store closure and relocation decisions.
(e)	Reflects the dilutive impact of stock options utilizing the treasury stock method with regard to Adjusted Net Income in the period.
(f)	Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items. After giving effect to the adjustments to net income (loss), the adjusted effective tax rate for the fourteen weeks ended January 30, 2021 was 21.7% and for the thirteen weeks ends January 25, 2020 was 22.6%. The adjusted effective tax rate for fiscal years 2021 and 2020 was 20.2% and 23.7%, respectively.
(g)	Non-cash stock-based compensation expense associated with the one-time CEO grant, which we do not consider in our evaluation of our ongoing performance. The one-time CEO grant vested and was fully recognized in the second fiscal quarter 2019. The one-time CEO grant was cancelled for no consideration resulting in the recognition of $9.3 million of deferred tax expense during the third quarter of fiscal year 2020.
(h)	Represents the income tax benefit related to stock option exercises associated with the IPO Grant.

Reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fiscal Year Ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020

Net income (loss), as reported	$72,713	$(224,053)	$(149,729)	$(214,435)
Interest expense, net	7,561	7,301	28,493	31,801
Income tax provision	20,009	7,603	42,845	23,172
Depreciation and amortization(a)	17,815	18,018	71,441	69,418
EBITDA	118,098	(191,131)	(6,950)	(90,044)
Impairment charges(b)	—	250,000	319,732	255,230
(Gain) loss on sale-leaseback	—	(2,652)	115	(17,742)
Loss on extinguishment of debt	—	—	3,179	—
Consulting and other professional services(c)	261	117	1,178	2,652
Stock-based compensation expense(d)	4,011	1,891	12,155	7,423
Non-cash rent(e)	(2,709)	2,979	27,803	15,998
Other(f)	(33)	318	1,221	1,816
Adjusted EBITDA, as reported	119,628	61,522	358,433	175,333
Costs associated with new store openings(g)	4,313	2,827	13,526	24,166
Corporate overhead expenses(h)	38,085	22,248	120,942	95,401
Store-level Adjusted EBITDA, as reported	$162,026	$86,597	$492,901	$294,900

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.
(b)	For fiscal year 2021, represents a non-cash impairment charge of $319.7 million related to full impairment of goodwill. For fiscal year 2020, represents non-cash impairment charges of $250.0 million related to impairment of goodwill and $5.2 million in connection with store closure and relocation decisions.
(c)	Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) other transaction costs.
(d)	Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors.
(e)	Consists of the non-cash portion of rent, which reflects the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments. In fiscal year 2021, due to the COVID-19 pandemic, we renegotiated leases to include significant deferrals which resulted in higher non-cash rent expense.
(f)	Other adjustments include amounts our management believes are not representative of our ongoing operations, including:
●	for fiscal year 2021, costs relating to the write-off of certain site selection costs that occurred as a result of the COVID-19 pandemic; and
●	for fiscal year 2020, costs incurred of $1.4 million related to the restructuring of our merchandising department.
(g)	Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened zero new stores during both the fourteen weeks ended January 30, 2021 and the thirteen weeks ended January 25, 2020 and seven and 36 new stores in fiscal years 2021 and 2020, respectively.
(h)	Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees.

Reconciliation of long-term debt to Net Debt and leverage ratio

	January 30, 2021	January 25, 2020

Long-term debt	$314,300	334,251
Revolving line of credit	—	235,670
Current portion of long-term debt	4,563	4,862
Less: cash and cash equivalents	(125,842)	(12,082)
Net Debt	$193,021	$562,701
Adjusted EBITDA for the fiscal year ended	358,433	175,333
Leverage ratio	0.5x	3.2x

Investor Relations:

Arvind Bhatia, CFA / 972.265.1299 / ABhatia@AtHome.com

Bethany Johns / 972.265.1326 / BPerkins@AtHome.com

Media:
Carey Marin / 214.914.1157 / MediaRelations@AtHome.com

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